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                                  EXHIBIT (14)(A)

                 CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Information for the Acquiring Funds" and "Financial Statements" in Pre-Effective Amendment No. 2 under the Securities Act of 1933 to the Registration Statement (Form N-14, No. 33-56094) and related Prospectus and Statement of Additional Information of Nicholas-Applegate Mutual Funds and to the incorporation by reference therein of our report dated May 13, 1997, with respect to the financial statements and financial highlights of Nicholas-Applegate Mutual Funds included in its Annual Report for the year ended March 31, 1997 filed with the Securities and Exchange Commission.




Los Angeles, California
April 6, 1998